Exhibit 3.1

SATZUNG DER VOXELJET AG			ARTICLES OF ASSOCIATION OF VOXELJET AG

	I. ALLGEMEINE BESTIMMUNGEN		I. GENERAL PROVISIONS

	§ 1 Firma, Sitz und Dauer		§ 1 Name, Registered Offices and Duration
(1)	Die Firma der Gesellschaft lautet voxeljet AG.	(1)	The name of the company is voxeljet AG.
(2)	Die Gesellschaft hat ihren Sitz in Augsburg.	(2)	The registered office of the company is in Augsburg.
(3)	Die Gesellschaft ist auf unbestimmte Zeit errichtet.	(3)	The company is established for an indefinite period.

	§ 2 Gegenstand des Unternehmens		§ 2 Object of the Company
(1)	Gegenstand der Gesellschaft ist die Entwicklung, Produktion und der Vertrieb von 3‑D-Druckern, 3‑D-Drucksystemen, dreidimensionalen Formen, Modellen und sonstigen 3‑D-Drucklösungen und Druckprodukten aus Materialien aller Art sowie die Erbringung sämtlicher hiermit im Zusammenhang stehender Dienstleistungen einschließlich des Vertriebes über das Internet.	(1)

The object of the company is the development, production and distribution of 3D printers, 3D printing systems, three dimensional moulds, models and other 3D printing solutions and 30 products of materials of all kinds as well as supply of related services in that field including web-based sales.

(2)

Die Gesellschaft ist zur Durchführung aller Geschäftsaktivitäten berechtigt, die dem Geschäftsgegenstand mittelbar oder unmittelbar dienen oder nützlich sind. Der Gesellschaft ist es insbesondere gestattet, sich an anderen Gesellschaften zu beteiligen, andere Gesellschaften zu erwerben, zu veräußern und Tochtergesellschaften oder Zweigniederlassungen im In- und Ausland zu errichten. Die Gesellschaft kann ferner im Zusammenhang mit der Ausübung der Tätigkeit einer Führungs oder Funktionsholding im Wege der direkten oder indirekten unternehmerischen Steuerung, Geschäftsführung und Verwaltung ihrer Beteiligungsgesellschaften mit diesen Gesellschaften oder Dritten entgeltliche Verträge jeder Art abschließen.

		(2)

The company may engage in all business activities which serve, directly or indirectly, the object of the company. The company is in particular allowed to invest in, acquire interests in and dispose of other companies, and to establish domestic and foreign branch offices and subsidiaries. The company may furthermore enter into agreements with its affiliates and third parties against consideration in the context of acting as management holding company or operational holding company by way of direct or indirect corporate governance, management and administration of its affiliates.

	§ 3 Bekanntmachungen und Informationsübermittlung		§ 3 Notices and Transmission of Information
	Die Bekanntmachungen der Gesellschaft erfolgen im Bundesanzeiger.		Announcements of the company shall be published in the German Federal Gazzette (Bundesanzeiger).

	II. GRUNDKAPITAL UND AKTIEN		II. REGISTERED SHARE CAPITAL AND SHARES

	§ 4 Höhe und Einteilung des Grundkapitals		§ 4 Amount and Division of registered Share Capital

(1)	Das Grundkapital der Gesellschaft beträgt EUR 4.692.000,00 (in Worten: vier Millionen sechshundertzweiundneunzigtausend Euro).	(1)	The company’s share capital amounts to EUR 4,692,000.00 (in words: four million six hundred ninety-two thousand Euro).
(2)	Es ist eingeteilt in 4.692.000 (in Worten: vier Millionen sechshundertzweiundneunzigtausend) auf den Namen lautende nennwertlose Stückaktien.	(2)	It is divided into 4,692,000 (in words: four million six hundred ninety-two thousand) no par value registered shares.

	§ 5 Genehmigtes Kapital		§ 5 Authorised Share Capital

(1)	Der Vorstand ist ermächtigt, mit Zustimmung des Aufsichtsrats das Grundkapital der Gesellschaft bis zum 29. Mai 2023 einmalig oder mehrmals um bis zu EUR 888.000,00 (in Worten: achthundertachtundachtzigtausend Euro) durch Ausgabe von bis zu 888.000 (in Worten: achthundertachtundachtzigtausend) neuen auf den Namen lautenden Stammaktien (Stückaktien) gegen Bareinlagen und/oder Sacheinlagen zu erhöhen (Genehmigtes Kapital 2018). Die Ermächtigung kann in Teilbeträgen ausgenutzt werden.	(1)

In the period ending on May 29, 2023 the management board is authorized, subject to the consent of the supervisory board, to increase the company’s registered share capital in one or more tranches by up to EUR 888,000.00 (in words: eight hundred eighty-eight thousand Euro) in aggregate by issuing up to 888,000 (in words: eight hundred eighty-eight thousand) new no par value registered shares against cash contribution or contributions in kind (Authorised Capital). This authorization may be implemented in tranches.

(2)	Den Aktionären ist grundsätzlich ein Bezugsrecht einzuräumen. Das gesetzliche Bezugsrecht kann auch in der Weise gewährt werden, indem die neuen Aktien von einem Kreditinstitut oder einem nach § 53 Abs. 1 Satz 1 oder nach § 53b Abs. 1 Satz 1 oder Abs. 7 des Gesetztes über das Kreditwesen tätigen Unternehmen mit der Verpflichtung übernommen werden, sie den Aktionären mittelbar im Sinne von § 186 Abs. 5 AktG zum Bezug anzubieten.	(2)

In principle, shareholders are to be granted a subscription right for new shares. The statutory subscription right may also be offered in such a way that the new shares are taken over by a bank or by a financial institution acting pursuant to Section 53 para. 1 sentence 1 or Section 53b para. 1 sentence 1 or para. 7 of the German Banking Code (Gesetz über das Kreditwesen) with the obligation to offer them indirectly to the shareholders for subscription within the meaning of Section 186 para. 5 of the German Stock Corporation Code (Aktiengesetz;  AktG).

Der Vorstand ist jedoch ermächtigt, mit Zustimmung des Aufsichtsrats das Bezugsrecht der Aktionäre bei Kapitalerhöhungen gegen Bareinlagen auszuschließen, wenn dies zum Zwecke der Ausgabe von Aktien erfolgt, die mittels American Depositary Receipts („ADRs" oder „ADSs“) am US-Kapitalmarkt bzw. bei institutionellen Investoren aus jeglichen Jurisdiktionen platziert werden sollen, und in diesem Zusammenhang auch zur Deckung einer den Emissionsbanken eingeräumten Mehrzuteilungsoption, soweit die nach der vorstehenden Ermächtigung zum Bezugsrechtsausschluss ausgegebenen Aktien insgesamt 30% des Grundkapitals nicht überschreiten und der Ausgabepreis der neuen Aktien den Börsenpreis der bereits an der Börse gehandelten Aktien gleicher Gattung und Ausstattung im Zeitpunkt der endgültigen Festlegung des Ausgabebetrags nicht wesentlich im Sinne der §§ 203 Abs. 1 und 2, 186 Abs. 3 Satz 4 AktG unterschreitet. Als Börsenpreis gilt auch der Preis einer an der New Yorker Börse (New York Stock Exchange, NYSE) notierten ADS, multipliziert mit der Anzahl der ADSs, die eine Aktie repräsentieren.

However, with the Supervisory Board’s approval the Executive Board shall be authorized to exclude the shareholders’ subscription rights in the case of capital increases against contributions in cash, if this is done for the purpose of issuing shares that are to be placed on the US capital market or with institutional investors from any jurisdiction by means of American Depositary Receipts (“ADRs”) or American Depositary Shares (“ADSs”), and in this same context also to cover an over-allotment option granted to the issuing banks, provided the shares which are issued in accordance with the above authorization and in respect of which the exclusion of subscription rights applies do not in total exceed 30% of the nominal capital, and insofar as the issue price of the new shares is not substantially lower than the trading price of the shares of the same class and carrying the same rights already listed at the time when the Executive Board finally determines the issue price, in compliance with Stock Corporation Act § 203(1) and (2) and Stock Corporation Act § 186(3) sentence 4. The trading price shall also be understood to mean the price of an ADR listed at New York Stock Exchange (NYSE) multiplied by the number of ADRs representing one share.

Der Vorstand ist darüber hinaus ermächtigt, das gesetzliche Bezugsrecht der Aktionäre mit Zustimmung des Aufsichtsrats für eine oder mehrere Kapitalerhöhungen im Rahmen des Genehmigten Kapitals auszuschließen,

(i) um Spitzenbeiträge, die sich aufgrund des Bezugsverhältnisses ergeben, vom Bezugsrecht der Aktionäre auszunehmen,

(ii) bei Sachkapitalerhöhungen, insbesondere – aber ohne Beschränkung hierauf – zum Erwerb von Unternehmen, Unternehmensteilen oder Beteiligung von Unternehmen, oder

Furthermore, the management board is authorised, subject the consent of the supervisory board, to exclude the statutory subscription right in relation to one or more increases of the share capital within the scope of the Authorised Capital,

(i) to exclude fractional amounts resulting from the subscription ratio from the statutory subscription right of the shareholders;

(ii) in the case of increases of the share capital against contributions in kind in particular – but without limitation – to acquire companies, divisions of companies or interests in companies; or

(iii) wenn Kapitalerhöhungen gegen Bareinlagen erfolgt und der Ausgabepreis der neuen Aktien den Börsenpreis der bereits an der Börse gehandelten Aktien gleicher Gattung und Ausstattung im Zeitpunkt der endgültigen Festlegung des Ausgabebetrags nicht wesentlich im Sinne der §§ 203 Abs. 1 und 2, 186 Abs. 3 Satz 4 AktG unterschreitet und der auf die nach dieser Ziffer (iii) unter Ausschluss des Bezugsrechts gemäß § 186 Abs. 3 Satz 4 AktG ausgegebenen neuen Aktien entfallende anteilige Betrag des Grundkapitals insgesamt 10% des Grundkapitals nicht überschreitet, und zwar weder des im Zeitpunkt des Wirksamwerdens noch im Zeitpunkt der Ausübung dieser Ermächtigung vorhandenen Grundkapitals. Als Börsenpreis gilt auch der Preis einer an der New Yorker Börse (New York Stock Exchange, NYSE) notierten ADS, multipliziert mit der Anzahl der ADSs, die eine Aktie repräsentieren. Auf die Höchstgrenze von 10% des Grundkapitals sind ferner diejenigen neuen oder eigenen Aktien der Gesellschaft oder ADSs anzurechnen, die während der Laufzeit dieses genehmigten Kapitals auf anderer Grundlage unter Ausschluss des Bezugsrechts der Aktionäre gemäß § 71 Abs. 1 Nr. 8 Satz 5 AktG oder § 186 Abs. 3 Satz 4 AktG ausgegeben oder veräußert werden.

(iii) in the case that the increase of the share capital is against contribution in cash and provided that the issue price of the new shares is not substantially lower (within the meaning of Sections 203 para. 1 and 2, 186 para. 3 sentence 4 AktG) than the stock exchange price for shares in the Company of the same class and having the same conditions already listed at the time of the final determination of the issue price and provided that the amount of the Share capital represented by the shares issued pursuant to this lit (iii) under the exclusion of the statutory subscription right as set forth in Section 186 para. 3 sentence 4 AktG does not exceed 10% of the share capital at the time of this authorisation coming into effect or being exercised. The stock market, price may also be determined by the market price of an American Depository Receipt (“ADR”) listed on the New York Stock Exchange ("NYSE"), multiplied by the number of ADRs which represent a share. The said threshold of 10% shall also include new or treasury shares of the Company and ADRs, which are issued or transferred during the term of this authorized share capital an another legal basis while excluding the subscription right pursuant to Section 71 paragraph 1 number 8 sentence 5 AktG or Section 186 para. 3 sentence 4 AktG.

(3)	Der Vorstand ist ermächtigt, über den weiteren Inhalt der Aktienrechte und die Bedingungen der Aktienausgabe mit Zustimmung des Aufsichtsrates zu entscheiden.	(3)	The management board is authorised to determine, subject to the consent of the supervisory board, the further details regarding the rights attached to the shares and the conditions of the share issue.
(4)	Der Aufsichtsrat ist ermächtigt, die Fassung der Satzung der Gesellschaft nach Durchführung der Kapitalerhöhungen oder nach Ablauf der Ermächtigungsfrist ohne Ausnutzung des Genehmigten Kapitals zu ändern.	(4)

The supervisory board is authorised to amend the wording of the articles of association of the company following the increase of the share capital or following the expiry of the period, for which the authorisation has been granted and in which the authorisation has not been employed.

	§ 6 Bedingtes Kapital		§ 6 Conditional Capital

Das Grundkapital der Gesellschaft ist um bis zu EUR 372.000,00 (in Worten: Euro dreihundertzweiundsiebzig tausend) durch Ausgabe von bis zu 372.000 (in Worten: dreihundertzweiundsiebzig tausend) Stück auf den Namen lautende Stammaktien ohne Nennbetrag bedingt erhöht. Die bedingte Kapitalerhöhung wird nur insoweit durchgeführt, wie die Aktienoptionen ausgeübt werden, die aufgrund der Ermächtigung der Hauptversammlung vom 31. Mai 2016, bis zum 31. Dezember 2026 gewährt werden. Die aufgrund der Bezugsrechte aus Aktienoptionen ausgegebenen neuen Aktien sind für das gesamte Geschäftsjahr, in dem die Ausübung des Bezugsrechts wirksam wird, dividendenberechtigt (Bedingtes Kapital I).

The Company’s share capital is conditionally increased by up to EUR 372,000.00 (in words: three hundred seventy-two thousand euro) by issuing up to 372,000 (in words: three hundred seventy-two thousand) registered no-par value shares. The conditional capital increase shall only be carried out to the extent that stock options granted until December 31, 2026 on the basis of the authorization of the general meeting of May 31, 2016 are exercised. The new shares issued on the basis of subscription rights from stock options shall confer an entitlement to dividends for the entire financial year in which the exercise of the option right became effective (Conditional Capital I).

	§ 7 Namensaktien, Aktienurkunden		§ 7 Registered Shares, Share Certificates

(1)	Die Aktien werden als Namensaktien ausgegeben.	(1)	Shares are issued as registered shares.
(2)	Die Form und den Inhalt von Aktienurkunden, etwaigen Gewinnanteils- und Erneuerungsscheinen setzt der Vorstand mit Zustimmung des Aufsichtsrats fest. Die Aktienurkunden werden durch den Vorstand allein unterzeichnet. Das Gleiche gilt für Schuldverschreibungen oder Zinsscheine.	(2)

The management board shall determine the form and content of share certificates and any dividend warrants and renewal coupons with the consent of the supervisory board. The share certificates shall solely be signed by the management board. The same applies to bonds and interest coupons.

(3)	Ein Anspruch der Aktionäre auf Verbriefung ihrer Anteile ist ausgeschlossen, soweit dies gesetzlich zulässig und nicht eine Verbriefung nach den Regeln einer Börse erforderlich ist, an der die Aktie zum Handel zugelassen ist. Die Gesellschaft ist berechtigt, Aktienurkunden auszustellen, die einzelne Aktien (Einzelaktien) oder mehrere Aktien (Sammelaktien) verkörpern.	(3)

Any rights of the shareholders to the securitization of their shares is excluded to the extent permitted by law and that the securitization is not required under the rules of any stock exchange on which the shares are admitted to trading. The company is entitled to issue share certificates representing individual shares (single shares) or several shares (global shares).

	III. DER VORSTAND		III. THE MANAGEMENT BOARD

	§ 8 Zusammensetzung und Geschäftsordnung		§ 8 Composition and Rules of Procedure

(1)	Der Vorstand besteht aus einem oder mehreren Mitgliedern. Der Aufsichtsrat bestimmt die konkrete Zahl der Mitglieder des Vorstands. Er kann einen Vorsitzenden des Vorstands sowie einen stellvertretenden Vorsitzenden oder einen Vorstandssprecher sowie einen stellvertretenden Vorstandssprecher ernennen.	(1)

The management board consists of one or more persons. The supervisory board shall determine the specific number of members of the management board. lt may appoint a chairman and a deputy chairman of the management board or a spokesman and a deputy spokesman of the management board.

(2)	Die Beschlüsse des Vorstands werden, soweit die Satzung oder die Geschäftsordnung des Vorstands nicht etwas anderes vorsehen, mit einfacher Stimmenmehrheit gefasst. Bei Stimmengleichheit entscheidet die Stimme des Vorsitzenden des Vorstands. Falls kein Vorsitzender ernannt ist oder der Vorsitzende sich nicht an der Abstimmung beteiligt, gilt bei Stimmengleichheit ein Antrag als abgelehnt.	(2)

Unless otherwise provided for by the articles of association or the rules of procedure of the management board, the management board shall pass resolutions by a simple majority of votes cast. In the event of a tie of votes, the chairman of the management board shall have a casting vote. lf no chairman is appointed or the chairman does not participate in the vote, a proposal for a resolution is deemed to be rejected in case of a tie of votes.

(3)	Der Aufsichtsrat erlässt für den Vorstand eine Geschäftsordnung und legt hierin insbesondere auch Geschäfte fest, zu deren Vornahme die Zustimmung des Aufsichtsrats erforderlich ist.	(3)	The supervisory board shall pass rules of procedure for the management board and shall, in particular, set forth the transactions which require the consent of the supervisory board.

	§ 9 Vertretung der Gesellschaft		§ 9 Representation of the Company

(1)	Die Gesellschaft wird gemeinsam durch zwei Vorstandsmitglieder oder durch ein Vorstandsmitglied zusammen mit einem Prokuristen vertreten. Hat die Gesellschaft nur einen Vorstand, so ist dieser alleinvertretungsberechtigt. § 112 AktG bleibt unberührt.	(1)

The company is jointly represented by two members of the management board or by one member of the management board together with an authorised signatory (Prokurist). In case the management board consists of only one person, this person represents the company alone. Section 112 AktG shall remain unaffected.

(2)	Der Aufsichtsrat kann bestimmen, dass einzelne oder alle Vorstandsmitglieder einzelvertretungsbefugt sind. Der Aufsichtsrat kann einzelne oder alle Vorstandsmitglieder und zur gesetzlichen Vertretung gemeinsam mit einem Vorstandsmitglied berechtigte Prokuristen generell oder für den Einzelfall Befreiung von der Beschränkung des § 181 Alt. 2 BGB erteilen.	(2)

The supervisory board may determine that certain or all members of the management board have sole power of attorney. The supervisory board may generally or in individual cases exempt certain or all members of the management board as well as authorized signatories who are authorised in conjunction with one member of the management board, from the restriction of Section 181, 2nd Case of the German Civil Code (Bürgerliches Gesetzbuch;  BGB).

	IV. DER AUFSICHTSRAT		IV. THE SUPERVISORY BOARD

	§ 10 Zusammensetzung, Amtsdauer und Amtsniederlegung		§ 10 Composition, Term of Office, Resignation from Office

(1)	Der Aufsichtsrat besteht aus drei Mitgliedern.	(1)	The supervisory board consists of three members.

(2)	Die Wahl der Mitglieder des Aufsichtsrats erfolgt für die Zeit bis zur Beendigung der Hauptversammlung, die über die Entlastung für das vierte Geschäftsjahr nach dem Beginn der Amtszeit beschließt. Hierbei wird das Geschäftsjahr, in welchem die Amtszeit beginnt, nicht mitgerechnet. Die Hauptversammlung kann eine kürzere Amtszeit bestimmen. Eine Wiederwahl ist möglich.	(2)

The election of the supervisory board members is made for the period until the end of the general shareholders’ meeting, which decides on the approval of the management’s business actions for the fourth financial year after the commencement of the term of office. The financial year in which the term of office commences is not included in this calculation. A shorter term of office can be specified in the general shareholders’ meeting. Members may be re-elected.

(3)

Die Hauptversammlung kann für die von ihr zu wählenden Aufsichtsratsmitglieder Ersatzmitglieder bestellen, die nach näherer Bestimmung durch die Hauptversammlung Mitglieder des Aufsichtsrats werden, wenn Aufsichtsratsmitglieder vorzeitig aus dem Aufsichtsrat ausscheiden. Das Aufsichtsratsamt des Ersatzmitglieds erlischt in diesem Fall mit Beendigung der nächsten Hauptversammlung, die nach seinem Amtsantritt stattfindet, sofern auf dieser Hauptversammlung eine Ersatzwahl vorgenommen wird. Wird auf der Hauptversammlung keine Ersatzwahl vorgenommen, so verlängert sich die Amtszeit des Ersatzmitglieds bis zum Ende der Amtszeit des vorzeitig ausgeschiedenen Aufsichtsratsmitglieds. Ersatzwahlen erfolgen für den Rest der Amtszeit des ausgeschiedenen Mitglieds.

		(3)

The general shareholders’ meeting may appoint replacement members for the supervisory board members to be elected, who become members of the supervisory board pursuant to further provisions made by the general shareholders’ meeting, if members of the supervisory board leave office prematurely. lf a replacement member replaces a member who has left, then his term of office shall expire at the end of the next general shareholders’ meeting taking place after his appointment to office if a replacement election takes place during this general shareholders’ meeting. lf no replacement member is appointed during the general shareholders’ meeting, the office of the replacement member shall extend until the end of the full term of office of the supervisory board member who left office prematurely. The election of replacement members shall take place for the remainder of the term of office of the member who has left.

(4)	Jedes Aufsichtsratsmitglied oder Ersatzmitglied kann sein Amt auch ohne wichtigen Grund durch Erklärung in Textform gegenüber der Gesellschaft, vertreten durch den Vorsitzenden des Aufsichtsrats - oder im Falle einer Amtsniederlegung durch den Vorsitzenden, vertreten durch seinen Stellvertreter - unter Einhaltung einer Frist von einem Monat niederlegen. Der nach Satz 1 Empfangsberechtigte kann einer Verkürzung der Frist oder einem Verzicht auf die Wahrung der Frist zustimmen. Das Recht zur Amtsniederlegung aus wichtigem Grund bleibt hiervon unberührt.	(4)

Supervisory board members or replacement members may resign from the supervisory board even without good cause, by giving written notification to the Company, represented by the chairman of the supervisory board or, in case the chairman resigns, his deputy, with a notice period of one month. The person entitled to receive the notice pursuant to the immediately preceding sentence may approve to a shorter notice period or waive the adherence of the notice period. The right to resign from office for good cause shall remain unaffected.

	§ 11 Vorsitzender und Stellvertreter		§ 11 Chairman and Deputy Chairman

(1)	Der Aufsichtsrat wählt im Anschluss an die ordentliche Hauptversammlung, mit deren Beendigung die Amtszeit der von der Hauptversammlung gewählten Mitglieder beginnt, in einer Sitzung, zu der es einer besonderen Einladung nicht bedarf, aus seiner Mitte für die Dauer ihrer jeweiligen Amtszeit einen Vorsitzenden und einen stellvertretenden Vorsitzenden.	(1)

Subsequent to the general shareholders’ meeting at which the office of the members elected during the general shareholders’ meeting expires, a supervisory board meeting shall take place which does not have to be specially convened, in which the supervisory board elects a chairman and a deputy chairman from its midst for the duration of the relevant period of office.

(2)	Scheidet der Vorsitzende oder sein Stellvertreter vorzeitig aus dem Amt aus, so hat der Aufsichtsrat unverzüglich eine Neuwahl für die restliche Amtszeit des Ausgeschiedenen vorzunehmen.	(2)

In the event that the chairman or the deputy chairman leaves office prematurely, the supervisory board shall re-elect a new chairman or deputy chairman without delay for the remaining period of office of the chairman or deputy chairman who has left office.

(3)	Sind der Vorsitzende und sein Stellvertreter an der Wahrnehmung ihrer Aufgaben verhindert, so hat diese Aufgaben für die Dauer der Verhinderung das an Lebensjahren älteste Aufsichtsratsmitglied zu übernehmen.	(3)

In the event that the chairman or the deputy chairman are unable to carry out their responsibilities, the oldest member of the supervisory board shall take on these responsibilities for the duration that they are prevented from doing so.

	§ 12 Einberufung und Beschlussfassung		§ 12 Convocation and Voting

(1)	Der Vorsitzende des Aufsichtsrats oder, im Falle seiner Verhinderung, sein Stellvertreter berufen die Sitzungen des Aufsichtsrats ein und bestimmen den Tagungsort. Die Einladung erfolgt in Textform (z.B. per Brief, Telefax oder E Mail) an die dem Vorstand zuletzt bekannt gegebene Anschrift. In dringenden Fällen kann der Vorsitzende auch fernmündlich einladen.	(1)

The chairman of the supervisory board or, in the event that he is unavailable, his deputy, shall convene the meetings of the supervisory board and shall determine the venue of such meeting. The invitation to the meeting shall be made in writing (e.g. by letter, fax or e mail) to the last address given to the management board. In urgent cases, the Chairman may convene the meeting by telephone.

(2)	Die Einladung soll unter Einhaltung einer Frist von 14 Tagen erfolgen und die einzelnen Punkte der Tagesordnung angeben. In dringenden Fällen kann die Einberufungsfrist abgekürzt werden. Die Arbeitsunterlagen sollen den Aufsichtsratsmitgliedern rechtzeitig, nach Möglichkeit zusammen mit der Einladung zur Sitzung, zugesandt werden. Für die Berechnung der vorstehend angegebenen Frist ist jeweils die Absendung der Einladung maßgebend.	(2)

The invitation should be made with a notice period of 14 days and should stipulate the items of the agenda. In urgent cases the notice period can be reduced. The working documents should be sent to the members of the supervisory board in due time, if possible together with the invitation to the meeting. The date on the invitation is authoritative for the calculation of the aforesaid notice period.

(3)	Der Aufsichtsrat ist beschlussfähig, wenn mindestens drei Mitglieder an der Beschlussfassung teilnehmen. Ein Mitglied nimmt auch dann an der Beschlussfassung teil, wenn es sich in der Abstimmung der Stimme enthält.	(3)	The supervisory board has a quorum if at least three members participate in the passing of resolutions. A member also participates in the passing of resolutions if he withholds his vote.
(4)	Beschlüsse des Aufsichtsrats werden, soweit das Gesetz nicht zwingend etwas anderes bestimmt, mit einfacher Mehrheit der abgegebenen Stimmen gefasst. Bei Stimmengleichheit entscheidet die Stimme des Vorsitzenden des Aufsichtsrats (Stichentscheid); das gilt auch bei Wahlen. Falls kein Vorsitzender ernannt ist oder der Vorsitzende sich nicht an der Abstimmung beteiligt, gilt bei Stimmengleichheit ein Antrag als abgelehnt.	(4)

Resolutions of the supervisory board are passed with a simple majority of the votes cast unless there is a contrary mandatory provision by statute. In case of a tie vote, the chairman of the supervisory board shall have the decisive vote (casting vote); this also applies during elections. In the event that no chairman is appointed or the chairman does not participate in the voting, an application is considered rejected in the event of a tie vote.

(5)	Die Beschlüsse des Aufsichtsrats werden regelmäßig in Sitzungen gefasst. Beschlussfassungen außerhalb von Sitzungen können auch mündlich, fernmündlich, schriftlich, per Telefax, per E-Mail oder mittels sonstiger gebräuchlicher Kommunikationsmittel, insbesondere per Videokonferenz, erfolgen, wenn alle Aufsichtsratsmitglieder an der Beschlussfassung teilnehmen oder wenn der Vorsitzende des Aufsichtsrats diese Art der Abstimmung anordnet und kein Mitglied des Aufsichtsrats dieser Art der Abstimmung innerhalb einer vom Vorsitzenden zu bestimmenden, angemessenen Frist widerspricht.	(5)

The resolutions of the supervisory board are made regularly during meetings. Resolutions outside of meetings can also be made orally, by telephone, in writing, by fax, by e-mail or by other usual means of communication, in particular via video conferencing, if all members of the supervisory board participate in the resolution or if the chairman of the supervisory board decides upon this type of voting and no member of the supervisory board objects to this type of voting within the reasonable notice period determined by the chairman.

(6)	Abwesende Mitglieder des Aufsichtsrats können an Beschlussfassungen des Aufsichtsrats dadurch teilnehmen, dass sie durch andere Aufsichtsratsmitglieder schriftliche Stimmabgaben überreichen lassen. Darüber hinaus können sie ihre Stimme während der Sitzung oder nachträglich innerhalb einer vom Vorsitzenden des Aufsichtsrats zu bestimmenden angemessenen Frist fernmündlich, per Telefax, per E-Mail oder mittels sonstiger gebräuchlicher Telekommunikationsmittel, insbesondere per Videozuschaltung, abgeben, sofern kein anwesendes Mitglied des Aufsichtsrats dieser Art der Abstimmung widerspricht.	(6)

Absent members of the supervisory board can participate in resolutions of the supervisory board by another member of the supervisory board handing in their written vote. They may additionally submit their vote during the meeting or in retrospect within a reasonable notice period determined by the chairman of the supervisory board by telephone, fax, e mail or by other usual means of communication, in particular via video conferencing, as long as no member of the supervisory board present objects to this type of voting.

(7)	Der Vorsitzende ist ermächtigt, im Namen des Aufsichtsrats die zur Durchführung der Beschlüsse des Aufsichtsrats erforderlichen Willenserklärungen abzugeben. Der Vorsitzende ist ermächtigt, Erklärungen für den Aufsichtsrat entgegenzunehmen. Ist er verhindert, hat sein Stellvertreter diese Befugnisse.	(7)

The chairman is authorized to submit any declarations of intent on behalf of the supervisory board, which are necessary to execute the resolutions of the supervisory board. The chairman is authorized to accept declarations on behalf of the supervisory board. lf the chairman is prevented, his deputy shall have such authorization.

(8)	Über jede Sitzung des Aufsichtsrats ist eine Niederschrift anzufertigen, die vom Vorsitzenden zu unterzeichnen ist. In der Niederschrift sind Ort und Tag der Sitzung, die Teilnehmer, die Gegenstände der Tagesordnung, der wesentliche Inhalt der Verhandlung und die Beschlüsse des Aufsichtsrats wiederzugeben. Beschlüsse außerhalb von Sitzungen werden vom Vorsitzenden schriftlich festgehalten, und diese Niederschrift ist allen Aufsichtsratsmitgliedern unverzüglich zuzuleiten.	(8)

Minutes must be prepared for each meeting of the supervisory board and these must be signed by the chairman. The minutes must include the location and date of the meeting, the participants, the items on the agenda, the main contents of the meeting and the resolutions passed by the supervisory board. Resolutions passed outside of meetings will be recorded in writing by the chairman and these minutes must be distributed to all members of the supervisory board without undue delay.

	§ 13 Geschäftsordnung des Aufsichtsrats; Satzungsänderungen		§ 13 Rules of Procedure of the Supervisory Board; Amendments to the Articles of Association

(1)	Der Aufsichtsrat gibt sich eine Geschäftsordnung im Rahmen der gesetzlichen Vorschriften und der Bestimmungen dieser Satzung.	(1)	The supervisory board shall adopt its rules of procedure in accordance with the applicable law and these articles of association.

(2)	Der Aufsichtsrat ist befugt, Änderungen der Satzung zu beschließen, die nur deren Fassung betreffen.	(2)	The supervisory board is authorized to resolve amendments to the articles of association that relate solely to their wording.

	§ 14 Vergütung		§ 14 Remuneration

	Die Vergütung der Mitglieder des Aufsichtsrats wird von der Hauptversammlung bewilligt.		The remuneration of the members of the supervisory board is determined by the general shareholders’ meeting.

	V. HAUPTVERSAMMLUNG		V. GENERAL SHAREHOLDER’S MEETING

	§ 15 Ort und Einberufung		§ 15 Venue and Convening of Meeting

(1)	Die Hauptversammlung wird durch den Vorstand oder, in den gesetzlich vorgeschriebenen Fällen, durch den Aufsichtsrat einberufen. Sie findet nach Wahl des einberufenden Organs am Sitz der Gesellschaft, am Sitz einer deutschen Wertpapierbörse oder in einer deutschen Stadt mit mehr als 100.000 Einwohnern statt.	(1)

The general shareholders’ meeting is convened (i.e. notice must be given) by the management board or, in the cases provided for by law, by the supervisory board. It takes place, following the election of the convening body, at the registered office of the Company, at the registered office of a German stock exchange or in a German city with more than 100,000 residents.

(2)	Die Hauptversammlung ist mindestens 36 Tage vor dem Tage der Hauptversammlung einzuberufen. Der Tag der Hauptversammlung und der Tag der Einberufung sind dabei nicht mitzurechnen.	(2)

The general shareholders’ meeting must be convened (i.e. notice must be given) at least 36 days prior to the day of the general shareholders’ meeting. The time limit does not include the day of the convocation of the meeting and the date by which the shareholders must register prior to the general shareholders’ meeting.

	§ 16 Teilnahme an/Übertragung der Hauptversammlung		§ 16 Participation in/Transmission of General Shareholders’ Meeting

(1)	Zur Teilnahme an der Hauptversammlung und zur Ausübung des Stimmrechts werden diejenigen Aktionäre zugelassen, die im Aktienregister der Gesellschaft eingetragen sind und deren Anmeldung zur Teilnahme bei der Gesellschaft oder einer anderen in der Einberufung bezeichneten Stelle mindestens sechs Tage vor der Hauptversammlung in Textform (§ 126b BGB) in deutscher oder englischer Sprache zugegangen ist. Der Tag der Hauptversammlung und der Tag des Zugangs sind nicht mitzurechnen.	(1)

The shareholders who are registered with the share register of the company and whose application for participation is received by the company or any other body designated in the notice of the respective general shareholders’ meeting at least six days before the general shareholders’ meeting in text form (Section 126b BGB) in German or English are entitled to participate in the general shareholders’ meeting and exercise the voting rights. The day of the general shareholders’ meeting and the day of receipt are to be disregarded when calculating such period.

(2)	Der Vorsitzende der Hauptversammlung ist berechtigt, die Bild- und Tonübertragung der Hauptversammlung über elektronische Medien in einer von ihm näher zu bestimmenden Weise zuzulassen, sofern dies in der Einberufung zu der Hauptversammlung angekündigt wurde.	(2)

The chairman of the general shareholders’ meeting is authorised to allow the audiovisual transmission of the general shareholders’ meeting via electronic media in a manner to be further specified by him, provided that this has been stated in the notice of the general shareholders’ meeting.

	§ 17 Stimmrecht		§ 17 Voting Right

(1)	Jede Aktie gewährt in der Hauptversammlung eine Stimme.	(1)	Each share grants one vote in the general shareholders’ meeting.
(2)	Das Stimmrecht kann durch Bevollmächtigte ausgeübt werden. Der Bevollmächtigte kann auch ein von der Gesellschaft benannter Stimmrechtsvertreter sein. Soweit nicht gesetzliche Vorschriften oder die Gesellschaft in der Einberufung Erleichterungen vorsehen, ist die Vollmacht in Textform (§ 126b BGB) zu erteilen.	(2)

Voting rights may be exercised by authorized proxies. The authorized proxy may also be a proxy appointed by the Company. As far as statutory regulations or the Company in the convocation do not provide for relief, the authorization must be made in writing (Section 126b BGB).

(3)	Der Vorstand kann in der Einberufung der Hauptversammlung vorsehen, dass Aktionäre ihre Stimmen auch ohne an der Versammlung teilzunehmen, schriftlich oder im Wege elektronischer Kommunikation abgeben dürfen (Briefwahl).	(3)

The management board may also stipulate in the convocation to the general shareholders’ meeting that shareholders may submit their votes in writing or by means of electronic communication without attending the general shareholders’ meeting (vote by mail).

	§ 18 Vorsitz in der Hauptversammlung		§ 18 Chair of General Shareholder’s Meeting

(1)	Den Vorsitz in der Hauptversammlung führt der Vorsitzende des Aufsichtsrats oder ein anderes vom ihm bestimmtes Aufsichtsratsmitglied. Ist der Vorsitzende des Aufsichtsrats bzw. das von ihm zum Vorsitzenden der Hauptversammlung bestimmte Aufsichtsratsmitglied verhindert, so wählen die in der Hauptversammlung anwesenden Aufsichtsratsmitglieder den Vorsitzenden der Hauptversammlung.	(1)

The chairman of the supervisory board or another member of the supervisory board appointed by him shall chair the general shareholders’ meeting. In the event that the chairman of the supervisory board or the supervisory board member appointed by him as chairman of the general shareholders’ meeting is unavailable, the chairman of the general shareholders’ meeting shall be appointed by the members of the supervisory board attending the general shareholders’ meeting.

(2)	Der Vorsitzende leitet die Verhandlungen und bestimmt die Reihenfolge der Verhandlungsgegenstände sowie die Art und Form der Abstimmung.	(2)	The chairman shall chair the proceedings and determine the order of the items to be dealt with as well as the type and form of the voting.
(3)	Der Vorsitzende ist ermächtigt, das Frage- und Rederecht des Aktionärs zeitlich angemessen zu beschränken und Näheres dazu zu bestimmen.	(3)	With regard to the right of the shareholders to speak and submit questions, the chairman may limit the time shareholders have to do so and to stipulate further rules in this regard.

	§ 19 Beschlussfassung		§ 19 Adoption of Resolutions

Die Beschlüsse der Hauptversammlung werden, soweit nicht zwingende Vorschriften des Aktiengesetzes oder diese Satzung etwas Abweichendes bestimmen, mit einfacher Mehrheit der abgegebenen Stimmen gefasst. Soweit das Aktiengesetz außerdem zur Beschlussfassung eine Mehrheit des bei der Beschlussfassung vertretenen Grundkapitals vorschreibt, genügt, sofern dies gesetzlich zulässig ist, die einfache Mehrheit des vertretenen Kapitals

The resolutions of the general shareholders’ meeting will be passed by a simple majority vote, unless mandatory regulations of the German Stock Corporation Act or other statutory regulations or these articles of association provide for deviating provisions. As far as the German Stock Corporation Act additionally prescribes for passing the resolution a majority of the share capital to be represented during the passing of the resolution, the simple majority of the represented capital will be sufficient as far as this is legally admissible.

	VI. JAHRESABSCHLUSS		VI. ANNUAL FINANCIAL STATEMENTS

	§ 20 Geschäftsjahr, Rechnungslegung		§ 20 Financial Year, Accounting

(1)	Geschäftsjahr ist das Kalenderjahr.	(1)	The financial year is the calendar year.
(2)	Der Vorstand hat in den ersten drei Monaten des Geschäftsjahres den Jahresabschluss für das vergangene Geschäftsjahr (Bilanz nebst Gewinn- und Verlustrechnung sowie Anhang) und den Lagebericht sowie - soweit rechtlich erforderlich - den Konzernabschluss und Konzernlagebericht aufzustellen und unverzüglich nach der Aufstellung dem Aufsichtsrat und dem vom Aufsichtsrat beauftragten Abschlussprüfer vorzulegen. Zugleich hat der Vorstand dem Aufsichtsrat den Vorschlag vorzulegen, den er der Hauptversammlung für die Verwendung des Bilanzgewinns machen will.	(2)

The management board shall prepare within the first three months of a financial year the annual financial statement for the past financial year (balance sheet in addition to income statement with notes) and the management report as well as – if legally necessary the group financial statement and the group management report, and must submit these to the supervisory board and the auditor appointed by the supervisory board without undue delay. At the same time, the management board must submit to the supervisory board the proposal for the appropriation of profit which the management board wishes to present to the general shareholders’ meeting.

(3)

Der Aufsichtsrat hat den Jahresabschluss, den Lagebericht und den Vorschlag für die Verwendung des Bilanzgewinns sowie den Konzernabschluss und Konzernlagebericht zu prüfen und über das Ergebnis schriftlich an die Hauptversammlung zu berichten. Er hat seinen Bericht innerhalb eines Monats, nachdem ihm die Vorlagen zugegangen sind, dem Vorstand zuzuleiten. Am Schluss des Berichts hat der Aufsichtsrat zu erklären, ob er den vom Vorstand aufgestellten Jahresabschluss und - soweit vorhanden - Konzernabschluss billigt. Billigt der Aufsichtsrat nach Prüfung den Jahresabschluss, ist dieser festgestellt.

		(3)

The supervisory board is to review the annual financial statement, the management report and the proposal for appropriation of the net distributable profit as well as - if applicable - the group financial statement and group management report and is to report of its review in writing to the general shareholders’ meetings on the results. The supervisory board must submit its report to the management board within one month after it has received the presented documents. At the end of the report, the supervisory board must declare whether it approves the annual financial statement and - if applicable - the group financial statement prepared by the management board. Once the supervisory board has approved the annual financial statement following the examination, the annual financial statement is confirmed.

	§ 21 Verwendung des Jahresüberschusses		§ 21 Appropriation of Annual Profit

(1)	Stellen Vorstand und Aufsichtsrat den Jahresabschluss fest, so können sie Beträge bis zur Hälfte des Jahresüberschusses in andere Gewinnrücklagen einstellen. Sie sind darüber hinaus ermächtigt, weitere Beträge bis zu 100% des Jahresüberschusses in andere Gewinnrücklagen einzustellen, solange und soweit die anderen Gewinnrücklagen die Hälfte des Grundkapitals nicht übersteigen und auch nach der Einstellung nicht übersteigen würden.	(1)

Once the management board and the supervisory board have approved the annual financial statement, they may transfer up to half of the annual profit into other retained earnings. They are additionally authorized to transfer further amounts up to 100% of the annual profit into other retained earnings as long as and as far as the other retained earnings do not exceed half of the share capital and will not exceed these after the payment.

(2)	Bei der Errechnung des gemäß Absatz (1) in andere Gewinnrücklagen einzustellenden Teils des Jahresüberschusses sind vorweg Zuweisungen zur gesetzlichen Rücklage und Verlustvorträge abzuziehen.	(2)

In relation to the calculation of the portion of the annual profit that may be transferred into other retained earnings in accordance with paragraph (1), the allocations to the statutory provisions and losses carried forward must be deducted in advance.

	§ 22 Gewinnverwendung und Maßstab für die Gewinnbeteiligung der Aktionäre		§ 22 Appropriation of Profits and Basis for Shareholder’s Profit Participation

(1)	Die Hauptversammlung beschließt über die Verwendung des sich aus dem festgestellten Jahresabschluss ergeben den Bilanzgewinns.	(1)	The general shareholders’ meeting shall resolve the appropriation of the balance sheet profit established in the annual financial statement.
(2)	Die Hauptversammlung kann neben oder anstelle einer Barausschüttung auch eine Ausschüttung von Sachwerten beschließen, wenn es sich bei den auszuschüttenden Sachwerten um solche handelt, die auf einem Markt im Sinne von § 3 Abs. 2 AktG gehandelt werden.	(2)

The General Meeting may decide that the distribution may be a dividend in kind instead of or in addition to a cash dividend if the dividends in kind are traded in the market in the sense of Section 3 para. 2 AktG.

(3)	Die Gewinnanteile der Aktionäre bestimmen sich nach ihren Anteilen am Grundkapital.	(3)	The shareholders’ profit sharing is determined by their proportion of the share capital.
(4)	Bei einer Kapitalerhöhung kann die Gewinnbeteiligung abweichend von § 60 Abs. 2 AktG bestimmt werden.	(4)	In the event of an increase in capital, the profit sharing can be determined in deviation of Section 60 para 2 AktG.
(5)	Nach Ablauf eines Geschäftsjahres kann der Vorstand mit Zustimmung des Aufsichtsrates im Rahmen des § 59 AktG eine Abschlagsdividende an die Aktionäre ausschütten.	(5)	After the expiry of a financial year, the management board may, with the consent of the supervisory board, within the framework of Section 59 AktG, distribute an interim dividend to the shareholders.

VII. SCHLUSSBESTIMMUNGEN	VII. FINAL PROVISIONS

§ 23 Gründungsaufwand	§ 23 Incorporation Costs

Die Gesellschaft trägt die Kosten ihrer Gründung (Gerichtsgebühren, Veröffentlichungskosten, Notargebühren) bis zu einem geschätzten Betrag von EUR 3.000.	The company shall bear the costs of its incorporation (court fees, costs for publication, notary fees) up to an estimated amount of EUR 3,000.

§ 24 Maßgebliche Sprache	§ 24 Prevailing Language

Allein die deutsche Fassung dieser Satzung ist maßgeblich. Die englische Fassung ist lediglich eine Übersetzung.	Only the German version of these articles of association shall prevail. The English version is for convenience purposes only.